SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 1, 2000



                      FORTUNE NATURAL RESOURCES CORPORATION
                      -------------------------------------
             (Exact name of Registrant as specified in its charter)



           Delaware                  1-12334                95-4114732
           --------                  -------                ----------
 (State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)          File Number)          Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
           -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

    NOVEMBER 1, 2000 - HOUSTON, TEXAS - FORTUNE NATURAL RESOURCES CORPORATION (NASDAQ OTC BB SYMBOL: FPXA) announced today its financial results for the quarter ended September 30, 2000.

    Third quarter 2000 versus third quarter of 1999
    -----------------------------------------------

    Fortune reported net income of $2,000 (less than $0.01 per share) for the third quarter of 2000, compared to a net loss of $316,000, or $0.03 per share, for the same period in 1999. The net income in the third quarter of 2000 results primarily from higher oil and gas prices, higher gas production and reductions in certain costs as compared to the same period in 1999.

    Fortune's oil and gas revenues increased 69% to $777,000 in the third quarter of 2000 versus 1999 as higher oil and gas prices and higher gas production offset lower oil production. Gas prices increased 66% to $4.32 per Mcf during the third quarter of 2000 versus $2.60 per Mcf for the same 1999 period. Oil prices increased 61% to $30.61 per Bbl versus $18.98 per Bbl for 1999. Gas production of 159,400 Mcf for the third quarter of 2000 increased 16% from the prior year while oil production decreased 47% to 2,900 Bbls.

    The producing well at South Timbalier 86 contributed significantly to the improved third quarter 2000 operating results. Prior to a recompletion in February 2000, this well was producing less than 4 million cubic feet of gas per day. After the recompletion, production from the well reached a high of 20 million cubic feet of gas per day by June 2000, and by September 2000, was producing over 12 million cubic feet of gas per day. Fortune owned a 3.16% overriding royalty interest in the well until May 2000 when it increased to an overriding royalty interest of 4%.

    Third quarter 2000 operating results were also positively impacted by the recent exploration discoveries such as the Cadiz Brooks #1 and #2 wells, the La Rosa C-6 and C-7 wells, and workover successes at La Rosa. At the end of September 2000, the Cut Off Field K. Pierce #1 well was recompleted and began producing 2 million cubic feet of gas and 30 barrels of condensate per day. Fortune has an approximate 35% working interest and 26% net revenue interest in this well. Although this well had very little impact on third quarter 2000 revenues, it is expected to significantly impact future operating results.

    General and administrative expense and interest expense decreased 7% and 29%, respectively, for the third quarter of 2000 versus 1999. The lower interest expense results from the conversion of $930,000 of debt to common stock in the first quarter of 2000. Production and operating expense increased 20% because of higher production taxes, higher workover expense and more producing wells in 2000 versus 1999.

    At September 30, 2000 Fortune reported net working capital of $945,000 which represents a 130% increase over December 31, 1999. The increase results from the $763,000 of net equity proceeds raised primarily during the first quarter of this year and higher cash flow realized during the second and third quarters of 2000. High oil and gas prices, increased gas production and lower costs resulted in Fortune realizing positive cash flow before changes in operating assets and liabilities of $291,000 during the third quarter of 2000.

    Year-to-date 2000 vs. 1999
    --------------------------

    Fortune's net loss for the first nine months of 2000 decreased 61% to $495,000, or $0.03 per share, compared to a net loss of $1,261,000, or $0.10 per share, for the same period in 1999. The lower 2000 loss results primarily from higher oil and gas prices and a reduction in most costs.

    Fortune's oil and gas revenues increased 58% to $1,793,000 in the first nine months of 2000 versus 1999 as higher oil and gas prices offset lower oil production. Gas prices increased 60% to $3.59 per Mcf during the first nine months of 2000 versus $2.25 per Mcf for the same 1999 period. Oil prices increased 79% to $29.09 per Bbl versus $16.27 per Bbl for 1999. Gas production increased 2% to 422,200 Mcf while oil production decreased 26% to 9,600 Bbls for the first nine months of 2000 as compared to the same period in 1999.

    General and administrative expense and cash interest expense decreased 11% and 29%, respectively, for the first nine months of 2000 versus 1999. General and administrative expense is lower as a result of Fortune's cost reduction efforts in 1999 and 2000. The lower interest expense results from the $930,000 conversion of debt to common stock in the first quarter of 2000. Production and operating expense increased 33% because of higher production taxes, higher workover expense and more wells producing in 2000 versus 1999.

    The 2000 year-to-date loss of $495,000 includes a $118,000 extraordinary loss attributable to the non-cash premium paid to the noteholders who converted their $930,000 of notes to common stock during the first quarter of 2000.

    President's remarks
    -------------------

    "Fortune is pleased with the financial improvements we made in the third quarter and the Company's return to profitability," commented Tyrone J. Fairbanks, President and CEO. "Positive cash flow averaged approximately $100,000 per month in the third quarter and has improved significantly in October with the addition of production from the Cut Off field well in Louisiana. Furthermore, assuming prices and the Company's production remains strong throughout the fourth quarter, Fortune's quarterly revenue could increase another 30% over the third quarter 2000 amount to approximately $1,000,000 for the final three months of the year," added Mr. Fairbanks.

    FORTUNE NATURAL RESOURCES CORPORATION is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond the Company's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's most recent Annual Report on Form 10-KSB/A, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

                                    *********
                                              Company Contact:  J. Michael Urban
                                                          Vice President and CFO
                                                                  (281) 872-1170

                      FORTUNE NATURAL RESOURCES CORPORATION

                      Consolidated Statements of Operations
                   ($ in thousands, except per share figures)

                                                                    Three Months Ended      Nine Months Ended
                                                                       September 30,          September 30,
                                                                  ----------------------  ----------------------
                                                                      2000       1999        2000        1999
                                                                  ----------  ----------  ----------  ----------
                                                                                    (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties ......................  $      777  $      460  $    1,793  $    1,136
   Other income ................................................          15           9          26          33
                                                                  ----------  ----------  ----------  ----------
                                                                         792         469       1,819       1,169
                                                                  ----------  ----------  ----------  ----------
COSTS AND EXPENSES
   Production and operating ....................................         153         128         438         330
   Provision for depletion, depreciation and amortization ......         280         249         699         689
   General and administrative ..................................         288         311         852         960
   Note restructuring cost .....................................           -           -           -          61
   Interest paid in cash .......................................          69          97         207         291
   Interest - amortization of deferred financing cost ..........           -           -           -          99
                                                                  ----------  ----------  ----------  ----------
                                                                         790         785       2,196       2,430
                                                                  ----------  ----------  ----------  ----------
Income (loss) before income taxes and extraordinary item .......           2        (316)       (377)     (1,261)
Provision for income taxes .....................................           -           -           -           -
                                                                  ----------  ----------  ----------  ----------
Income (loss) before extraordinary item ........................           2        (316)       (377)     (1,261)
Extraordinary loss on early extinguishment of debt .............           -           -        (118)          -
                                                                  ----------  ----------  ----------  ----------
Net income (loss) ..............................................  $        2  $     (316) $     (495) $   (1,261)
                                                                  ==========  ==========  ==========  ==========
Weighted average number of common
  shares outstanding (thousands) ...............................      16,382      12,234      15,682      12,189
                                                                  ==========  ==========  ==========  ==========
Net income (loss) per common share (basic and diluted)
   Income (loss) before extraordinary item .....................  $        -  $    (0.03) $    (0.02) $    (0.10)
   Extraordinary item ..........................................           -           -       (0.01)          -
                                                                  ----------  ----------  ----------  ----------
      Net income (loss) per common share$ ......................  $        -  $    (0.03) $    (0.03) $    (0.10)
                                                                  ==========  ==========  ==========  ==========
Net cash provided by (used in) -
   Operating activities
      Before changes in operating assets and liabilities........                          $      344  $     (358)
                                                                                          ==========  ==========
      After changes in operating assets and liabilities ........                          $      143  $     (594)
                                                                                          ==========  ==========
   Investing activities ........................................                          $     (524) $     (302)
                                                                                          ==========  ==========
   Financing activities ........................................                          $      763  $        -
                                                                                          ==========  ==========

                            Summary of Balance Sheets

                                                                  September 30, 2000    December 31, 1999
                                                                  ------------------    -----------------
Net working capital ............................................         $  945              $  302
Property and equipment, net ....................................          5,949               6,124
Total assets ...................................................          7,249               6,805
Long-term debt .................................................          2,295               3,235
Net stockholders' equity .......................................          4,599               3,242

                                 Production Data

                                                                    Three Months Ended      Nine Months Ended
                                                                       September 30,          September 30,
                                                                  ----------------------  ----------------------
                                                                     2000        1999        2000        1999
                                                                  ----------  ----------  ----------  ----------
Net production:
   Oil (Bbl) ...................................................       2,900       5,400       9,600      12,900
   Gas (Mcf) ...................................................     159,400     137,000     422,200     412,400
Average sales prices for period:
   Oil ($/Bbl) .................................................  $    30.61  $    18.98  $    29.09  $    16.27
   Gas ($/Mcf) .................................................        4.32        2.60        3.59        2.25


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      None

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               FORTUNE NATURAL RESOURCES  CORPORATION



                               By: /s/ Dean W. Drulias
                                   ---------------------------
                                   Dean W. Drulias
                                   Executive Vice President and General Counsel



Date:  November 1, 2000